EXHIBIT 5.1

                        [LETTERHEAD OF COUDERT BROTHERS]


                                January 31, 2000




North Valley Bancorp
880 East Cypress Avenue
Redding, California  96002

         Re:      North Valley Bancorp-- Registration Statement on Form S-4



Ladies and Gentlemen:


         With reference to the Registration Statement No. 333-93597 on Form S-4 filed by North Valley Bancorp, a California corporation ("NVBancorp"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,644,238 shares of NVBancorp Common Stock, no par value per share (the "Shares"), to be issued in connection with the merger contemplated by the Agreement and Plan of Reorganization and Merger, dated as of October 3, 1999, as amended January 28, 2000, (the "Agreement"), among Six Rivers National Bank, a national banking association organized under the laws of the United States, and NVB Interim National Bank, a national banking association to be formed at the direction of NVBancorp, which Agreement is described therein and filed as an exhibit thereto:


         We are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Agreement, will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and the use of our name under the caption "Legal Matters" in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

Very truly yours,



/s/ COUDERT BROTHERS
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    Coudert Brothers

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